Exhibit 10.8

[ENTROPIC LETTERHEAD]

August 18, 2003

Mr. Patrick Henry

430 Snug Harbor Road

Newport Beach, CA 92663

Dear Patrick

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.	Position. You will serve in a full-time capacity as Chief Executive Officer (“CEO”) and President of the Company working out of the Company’s headquarters in San Diego, California. As CEO, you will be responsible for managing the day-to-day affairs of the entire Company and you will report only to the Company’s Board of Directors. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Board of Directors. You will be offered a seat on the Company’s Board of Directors within a reasonable period of time after commencing employment with the Company and you shall remain on the Board of Directors for so long as you remain the Company’s CEO.

3.	Salary. You will be paid a monthly salary of $18,750, payable in accordance with the Company’s standard payroll practices for salaried employees. This salary and all other compensation will be subject to adjustment at the discretion of the Board of Directors, provided that the Board of Directors shall, at least once a year, raise your salary if the Board of Directors determines that a raise is warranted, and further provided that your salary may not be reduced, without your written consent, unless reductions comparable in amount and duration are concurrently made for all other Company “Management Team Executives.” For purposes of this letter agreement, “Management Team Executives” shall include the Company’s CEO, Chief Financial Officer, Chief Technology Officer and Chief Operating Officer, if any.

4.	Bonus. Commencing on January 1,2004, you will be eligible to earn an annual bonus of up to 30% of your base salary based on the achievement of mutually agreed-upon milestones, assessed at the end of each calendar year.

5.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company’s benefit plans. In addition, you will be entitled to paid time off in accordance with the Company’s policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time, subject to the other terms of this letter agreement, including without limitation, the severance related provisions of this letter agreement.

6.	Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (“Option”) to purchase 3,850,000 shares of the Company’s Common Stock with an exercise price equal to fair market value on the date of the grant. The current fair market value of the Company’s Common Stock is $0.10/share. The Company in good faith believes that 3,850,000 shares of the Company’s. Common Stock represents approximately five percent (5%) of the fully diluted capital of the Company (fully diluted capital includes, without limitation, all outstanding Common Stock, all stock reserved for issuance under all Company stock option plans, all outstanding preferred stock on an as converted to Common Stock basis, all warrants, and all convertible debt). These option shares will vest over a four (4)-year period with a 25% one (1)-year cliff, in accordance with the option plan approved by the Board of Directors. Vesting will depend on your continued employment with the Company, subject in all cases to the acceleration terms of this letter agreement and the Change of Control Agreement. The Option shares will be exercisable as they vest. The Option will he an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2001 Stock Option Plan and the Stock Option Agreement between you and the Company in the form attached hereto as Exhibit A. However, if there is a conflict between the terms in this Agreement and the 2001 Stock Option Plan and/or the Stock Option Agreement, the terms of this Agreement shall control. For purposes of the Stock Option Agreement, the “Participating Group” (as that term is defined in the Stock Option Agreement) consists of only the Company as of the date this letter agreement is executed.

7.	Relocation Expenses. In connection with your relocation from Newport Beach to San Diego, the Company will reimburse you for up to $100,000 for the following verifiable “Relocation Expenses” that are incurred by you: reasonable costs of moving your household goods, realty fees (including commission fees for the sale of your Newport Beach house and purchase of your San Diego house), closing costs and transfer taxes and up to two house hunting trips for your family. Relocation Expenses shall also include reasonable carrying costs (including principal, interest, taxes and insurance) for your Newport Beach residence after you rent an apartment and/or rent or purchase a house in San Diego (see below) and prior to the sale of your Newport Beach residence, but in no event will carrying costs be reimbursed for longer than three (3) months. Receipts or other v e w g documentation will be required for any reimbursement of such expenses and must be provided within three months of the expense sought to be reimbursed. Because you meet the requirements under Internal Revenue Code Section 217, all reimbursements for Relocation Expenses, which may, by applicable law, be reimbursed to you without a requirement that you pay taxes on the reimbursement, shall be reimbursed to you on a nontaxable basis. Any amounts received by you for Relocation Expenses which, by law, must be reimbursed as taxable income will be reported as taxable income to you in the year received as required by applicable tax law and you will be responsible for payment of all applicable income taxes due in connection with such reimbursement amounts. As provided in Section 14 of this letter agreement, the Company will also withhold applicable income and employment taxes from such reimbursement amounts. You agree to move to the San Diego area by September 30,2003 (at a minimum, to rent an apartment) and to move your family to the San Diego area after you are able to sell your Newport Beach House for a reasonable price. In the event that you voluntarily terminate your employment with the Company before the end of your first year of employment or the Company terminates your employment for Cause (as defined in Section 11 below) before the end of yow: first year of your employment with the Company, you agree to repay the Company on demand for Relocation Expenses on a pro-rata basis (e.g. the amount of reimbursed Relocation Expenses which must be repaid shall be reduced by 1 /l2” for each full month of your employment).

8.	Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as Exhibit B.

9.	Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as Exhibit C (“Proprietary Rights Agreement”).

10.	At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval.

11.	Severance. Although your employment will be “at will,” if your employment with the Company is terminated by the Company for any reason other than for Cause (as defined in this Section below), or you resign for Good Reason (as defined in this Section below), you shall receive the following: (a) all compensation (including any applicable bonuses) due to you as of your termination date; (b) additional compensation in an amount equal to six (6) months then current salary, payable in one lump sum; (c) continuation of Company health and dental benefits by paying your Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums directly to the COBRA administrator for one (1) year after you termination date, provided that you elect to continue and remain eligible for these benefits under COBRA; (d) immediate accelerated vesting of the unvested shares of the Option in accordance with the following schedule: (i) if the termination without Cause or resignation for Good Reason occurs within your first year of employment with the Company, there shall be no accelerated vesting of the Option; (ii) to the extent such termination or resignation occurs within your second year of employment with the Company, if any, the Company shall accelerate the vesting of the unvested shares of the Option so that the “Vested Ratio” (as that term is defined in the Stock Option Agreement) of the Option shall be increased by the number 1/4; or (iii) to the extent such termination or resignation occurs after your second year of employment with the Company, if any, the Company shall accelerate vesting of fifty percent (50%) of the remaining unvested shares of the Option; and (e) an extension of time until one (1)year after your employment termination date to exercise all vested shares of the Option; provided, however, that your entitlement to receive the payments and benefits described in Section 1l(b)-(e) above (the “Severance Package”) is conditioned upon and subject to your execution of a fuIl general release (“Release”), releasing all claims, known or unknown, that you may have against the Company arising out of or any way related to your employment or termination of employment with the Company, which Release shall be negotiated, in good faith, between you and the Company and which Release shall exclude: (1) your right to indemnification to the fullest extent provided for in the California Labor Code or other contractual right to indemnification; (2) your right to any vested benefits available to you under any employee benefit plan (e.g. 401(k) Plan) to the fullest extent provided fox in the plan; (3) your rights as a stockholder in the Company; or (4) the obligations incurred by the parties under the Release.

For purposes of this Section 11, “Cause” shall mean only: (a) your theft, dishonesty, or falsification of any Company documents or records; (b) your improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of your duties; (d) your breach of your fiduciary duty to the Company by unlawfully competing with the Company in violation of Section 13; or (e) your conviction (including any plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude . Notwithstanding the above, the Company may not terminate your employment for Cause under Section 11(c) or (d) above unless the Company has first given you written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct. Yow resignation at the request of the Board of Directors for reasons other than Cause shall be deemed an involuntary termination by the Company without Cause.

For the purposes of this Section 11, “Good Reason” shall mean only the occurrence of any of the following without your written consent: (a) any change in your title or the assignment to you of any duties, or any limitation of your authority or responsibilities, substantially inconsistent with your position, duties, authority or responsibilities as CEO; (b) the relocation of the principal place of your service with the Company to a location that is more than fifty (50) miles horn your current principal place of service with the Company (San Diego); (c) any material reduction by the Company of your base salary (unless reductions comparable in amount and duration are concurrently made for all other Company Management Team Executives) or any material reduction of your 30% target for bonus compensation; provided that, the modification of the milestones you must meet to earn such bonus compensation and the actual amount of bonus compensation earned by you if lower than 30% of your base salary shall not constitute “Good Reason” under this Section; or (d) any failure by the Company to continue to provide you with the opportunity to participate in any benefit or compensation plans and programs in which you were participating, including without limitation, life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, unless such benefit or compensation plans or programs are modified or eliminated on a company-wide basis and provided that the modification of the milestones you must meet to earn the bonus described in Section 4 above shall not constitute “Good Reason” under this Section; and (e) the failure of any successor in interest of the Company to fulfill the Company’s obligations under this letter agreement or any Exhibits to &is letter agreement . Notwithstanding the above, you may not resign for Good Reason unless you have first given the Company written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct.

You acknowledge and agree that the Severance Package provided pursuant to this Section 11 is in lieu of any other severance benefits for which you may be able under any other agreement and/or Company severance plan or practice. In no circumstance shall you receive the Severance Package described in this Section 11 and the Severance Package described in the Change in Control Agreement which is attached as Exhibit B. Nothing in this paragraph is intended to limit your ability to receive either the Severance Package in this Section 11 or the Severance Package described in the Change in Control Agreement, provided you otherwise qualify for the applicable Severance Package, but in no event shall you receive both.

The Company acknowledges and agrees that you shall not have a duty to mitigate by seeking alternative employment to receive the Severance Package or any part thereof.

12.	Termination Due to Death or Disability. In the event your employment terminates due to your death or ‘Disability” (as defined below), you will not be eligible to receive the Severance Package described in Section 11 above; provided, however, in the event your employment terminates due to your Disability, in addition to all other disability benefits available to you under the Company’s benefit plans and/or policies, the Company will pay your COBRA premiums for health and dental benefits directly to the COBRA administrator for one (1)year after your termination date; provided that you elect to continue and remain eligible for these benefits under COBRA and that you sign a Release. In addition, in the event your: employment terminates due to your death, you shall be eligible to receive any and all applicable benefits available to you under the Company’s benefit plans and/or For purposes of this Agreement, “Disability”‘ means your inability to perform the essential functions of your job, with or without reasonable accommodation, due to a mental or physical impairment or medical condition.

13.	Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company. Notwithstanding any other term in this letter agreement, you may work as a volunteer in any community, civic, children’s and/or religious organizations and you may teach as long as you are not competing with the Company.

14.	Withholding Taxes. Except as otherwise expressly provided, all forms of compensation referred to in this letter ate subject to reduction to reflect applicable withholding and payroll taxes.

15.	Entire Agreement. This letter and the Exhibits attached hereto, which are herein incorporated by reference, contain all of the t e r n of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between yon and the Company.

16.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors’ approval. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

17.	Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, provided that (i)the expenditures are of a nature qualifying them as legitimate business expenses as determined by the Company in its sole discretion, and (ii)you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

18.	Attorneys Fees For Negotiating The Terms of Your Employment. The Company shall reimburse you for your reasonable expenses, including attorney’s fees and costs, incurred in connection with the negotiation of this letter agreement and its Exhibits up to a maximum of $6,500.

19.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, or the termination of such employment, you and the Company agree that all such disputes shall be fully and finally resolved by a single, neutral arbitrator through binding arbitration before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Any arbitration award may be entered in any court having competent jurisdiction. The Company shall bear the costs of the arbitration filing and hearing fees and the costs of the arbitration. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorneys fees and expert witness costs in addition to any other relief awarded by the ma of fact, to the fullest extent permitted by law. Notwithstanding the above, claims for breach of the Proprietary Rights Agreement, whether brought by you or the Company, are excluded from this Section.

20.	Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

21.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

22.	Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

23.	Conflicting Provisions. To the extent any of the provisions in this letter agreement conflict with the provisions of the Stock Option Agreement, the provisions of this letter agreement shall control.

We hope that you kind the foregoing terms acceptable. You may indicate your agreement with these terms and accept &s offer by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on August 18, 2003.

As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Patrick, we look forward -with enthusiasm to your acceptance of our offer and to the commencement of your duties with the Company. Your start date with the Company will be Tuesday, September 2, 2003.

Very truly yours,

ENTROPIC COMMUNICATIONS, INC.

By:	/s/ Itzhak Gurantz
Itzhak Gurantz, for the Board of Directors

I have read and accept this employment offer:

By:	/s/ Patrick Henry
Patrick Henry
Dated: August 18, 2003

7